Exhibit 10.11

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

among

STONEMOR GP LLC,

STONEMOR PARTNERS L.P.,

STONEMOR OPERATING LLC,

AND VARIOUS SUBSIDIARIES, as Credit Parties,

VARIOUS LENDERS AND NOTEHOLDERS,

and

FLEET NATIONAL BANK,

as Administrative Agent and Collateral Agent

Dated September     , 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Defined Terms	2

ARTICLE II INTERCREDITOR PROVISIONS		11
2.1	Standstill	11
2.2	Prohibition on Contesting Liens	12
2.3	Amendments to Loan Documents	13
2.4	Certain General Intercreditor Matters	13

ARTICLE III THE COLLATERAL AGENCY		14
3.1	Appointment	14
3.2	Exercise of Powers	14

ARTICLE IV SHARED SECURITY DOCUMENTS		14
4.1	General Relation to Security Documents	14
4.2	Power of Attorney	15
4.3	Certain Rights After Event of Default	15
4.4	Right to Initiate Judicial Proceedings	16
4.5	Right to Appoint a Receiver	16
4.6	Remedies Not Exclusive, etc.	16
4.7	Certain Waivers	17
4.8	No New Liens	18
4.9	Limitation on Collateral Agent’s Duty in Respect of Collateral	18
4.10	Fees, Taxes, etc.	18
4.11	Maintenance of Liens	19
4.12	Further Assurances	19

ARTICLE V DISTRIBUTIONS		19
5.1	Collateral Account	19
5.2	Investment	20
5.3	Deposits	20
5.4	Distributions	20
5.5	Calculations	21
5.6	Application of Monies	21

ARTICLE VI THE COLLATERAL AGENT		22
6.1	General Nature of Duties	22
6.2	General Exculpation	23
6.3	Certain Disclaimers	23
6.4	Right to Require Indemnity	23
6.5	Delegation of Duties	23
6.6	Reliance, etc.	24
6.7	Representations, etc.	24

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6.8	Disclosure	24
6.9	Collateral Agent in Individual Capacity	25
6.10	Moneys to be Held As Agent	25
6.11	Responsible Parties	25
6.12	Intentionally Omitted	25
6.13	Expenses	25
6.14	Indemnity	25
6.15	Indemnification by Secured Creditors	26
6.16	Collateral Agent Obligations	26
6.17	Successor Collateral Agent	26
6.18	Co-Collateral Agent	28
6.19	Delivery of Documents	28

ARTICLE VII MISCELLANEOUS		28
7.1	Amendments, Supplements and Waivers	28
7.2	Notices	29
7.3	No Implied Waiver; Cumulative Remedies	29
7.4	Severability	29
7.5	Prior Understandings	30
7.6	Survival	30
7.7	Counterparts	30
7.8	Termination of Liens	30
7.9	Successors and Assigns	30
7.10	Governing Law	30
7.11	Waiver of Right to Trial by Jury	31
7.12	Several Obligations of Controlled-Non Profits	31

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INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT, dated September     , 2004, and entered into by and among STONEMOR GP LLC, a Delaware limited liability company (the “General Partner”), STONEMOR PARTNERS L.P., a Delaware limited partnership (the “Partnership”), STONEMOR OPERATING LLC, a Delaware limited liability company (the “Operating Company”), the subsidiaries of the Operating Company party to the Loan Documents (as defined below) (together with the Operating Company, each individually a “Borrower” and collectively, the “Borrowers”), the Lenders, the Noteholders, and FLEET NATIONAL BANK, a Bank of America company, a national banking association (“Fleet”), in its capacity as administrative agent for the Lender Creditors (as defined below) (together with its successors and assigns from time to time, the “Administrative Agent”), and in its capacity as collateral agent for the Secured Creditors (as defined below) (together with its successors and assigns from time to time, the “Collateral Agent”).

BACKGROUND

A. The General Partner is the general partner of the Partnership, which in turn is the sole owner of the Operating Company. Together with the Borrowers, the General Partner, the Partnership, and the Operating Company manage and operate a group of cemeteries and funeral homes in the United States.

B. The General Partner, the Partnership, the Operating Company and the Borrowers (each a “Credit Party”, and collectively, the “Credit Parties”), various financial institutions from time to time party thereto (the “Lenders”), and Fleet National Bank, as Administrative Agent (in such capacity, the “Administrative Agent” and, together with the Collateral Agent, the Lenders and the Letter of Credit Issuer, the “Lender Creditors”), have entered into a Credit Agreement, dated the date hereof, providing for the making of revolving credit loans (“Revolving Credit Loans”), swingline loans (“Swingline Loans”) and acquisition loans (“Acquisition Loans”) to the Borrowers and the issuance of, and participation in, standby letters of credit (“Letters of Credit”) for the account of the Borrowers as contemplated therein (as used herein, the term “Credit Agreement” means the Credit Agreement described above in this paragraph as amended, restated, modified, extended, renewed, replaced, supplemented, restructured and/or refinanced from time to time).

C. The Borrowers and certain purchasers (together with any successors or assigns thereto, the “Noteholders”) have entered into that certain Note Purchase Agreement, dated as of the date hereof (as amended, restated, modified, extended, renewed, replaced, supplemented, restructured and/or refinanced from time to time, the “Purchase Agreement”), pursuant to which the Noteholders purchased certain secured notes issued by the Borrowers (as amended, restated, supplemented, and/or modified from time to time, the “Placement Notes”).

D. The Borrowers may at any time and from time to time enter into one or more Swap Contracts (collectively the “Secured Swap Contracts”) with one or more Lenders or any affiliate thereof (each such Lender, affiliate or financial institution, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s, affiliate’s or other financial institutions’ successors and assigns, if any, collectively, the “Swap Creditors” and together with the Lender Creditors, the Noteholders, the Collateral Agent and the Administrative Agent are herein called, the “Secured Creditors”).

E. Pursuant to the Credit Agreement, the General Partner and the Partnership (and each Borrower as to each other Borrower’s Obligations under Secured Swap Contracts), have unconditionally guaranteed the Lender Obligations (as defined below).

F. Pursuant to that certain Guarantee Agreement dated the date hereof (the “Guarantee Agreement”) in favor of the Noteholders, the General Partner and the Partnership have unconditionally guaranteed the Noteholder Obligations (as defined below).

G. It is a condition precedent to the Credit Agreement and the Purchase Agreement, that each party hereto shall have executed and delivered this Agreement.

H. Each Credit Party will obtain benefits from the incurrence of Revolving Credit Loans, Acquisition Loans and Swingline Loans by, and the issuance of Letters of Credit for the account of, the Borrowers under the Credit Agreement, the entering into and maintaining of Secured Swap Contracts and the entering into of the Purchase Agreement and the issuance and sale of the Placement Notes, and, accordingly, each Credit Party desires to execute this Agreement to satisfy the condition precedent described in the preceding paragraph.

I. In order to induce the Secured Creditors to consent to the incurring of the various Secured Obligations and to induce the Secured Creditors to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any other Credit Party, the Lenders and Noteholders have agreed to the intercreditor, collateral agency and other provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein and defined in the UCC shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa. The following capitalized terms used herein shall have the definitions specified below:

“Acquisition Loans” has the meaning set forth in the Credit Agreement.

“Acquisition Obligations” means all Acquisition Loans and other Lender Obligations attributable or related to Acquisition Loans pursuant to the Lender Documents and all Swap Obligations.

“Agreement” means this Intercreditor and Collateral Agency Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Asset Sale” means any sale, transfer or other disposition by any Credit Party to any Person other than to the Partnership or any Borrower of any asset (including, without limitation, any capital stock or other Equity Interests of another Person) of such Credit Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close.

“Cash Equivalents” means: (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state of any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor thereto (“S&P”) or Moody’s Investors Service, Inc., and any successor thereto (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each Lender and each such commercial bank being herein called a “Cash Equivalent Bank”); and (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank).

“Certificate of Indebtedness” means an agreement delivered to a Borrower from a non-profit cemetery which evidences an obligation to pay money together with a right to vote in connection with member or shareholder decisions.

“Collateral” means all of the assets and property of any Credit Party, whether real, personal or mixed, other than the Excluded Collateral.

“Collateral Agent” has the meaning provided in the first paragraph of this Agreement.

“Collateral Agent Obligations” shall mean all obligations from time to time of any Credit Party to the Collateral Agent in its capacity as such (whether or not referred to herein or in any Security Document as constituting Collateral Agent Obligations), including but not limited to amounts payable pursuant to Sections 4.10, 6.13 and 6.14 hereof, in each case whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to any Credit Party, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law).

“Contingent Reimbursement Obligation” shall mean at any time, with respect to any Letter of Credit issued by the Letter of Credit Issuer for the account of any of the Credit Parties pursuant to the Credit Agreement, the maximum amount available to be drawn under such Letter of Credit at such time that will, upon or after a drawing under such Letter of Credit, be required to be reimbursed to the Letter of Credit Issuer pursuant to the Credit Agreement.

“Controlled Non-Profit” means a Borrower which (a) is organized as a non-profit entity, whether pursuant to Section 501 of the Internal Revenue Code or otherwise, or (b) which has contracted with any Borrower for the provisions of services under a cemetery management agreement; provided that, such term shall not, in any case, be deemed to include Willowbrook Cemetery.

“Credit Agreement” has the meaning set forth in the background above hereto.

“Credit Parties” means the General Partner, the Partnership, the Borrowers and any other Persons that have executed and delivered, or may from time to time hereafter execute and deliver, any Security Document.

“Creditors” means, collectively, the Lender Creditors and the Noteholder Creditors.

“Current Swap Obligations” means, on any date, the Swap Obligations then due and owing.

“Discharge” means, with respect to any Secured Obligations, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), make-whole amount and premium, if any, on all Indebtedness outstanding under the Lender Documents, Noteholder Documents or Secured Swap Contracts relating to such Secured Obligations, (b) payment in full of all other such Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, in accordance with the Credit Agreement) of any related Letters of Credit and (d) termination of any other commitments under the Lender Documents, Noteholder Documents or Secured Swap Contracts relating to such Secured Obligations.

“Equity Interests” of any Person means any and all capital stock, limited or general partnership interests, limited liability company membership interests, beneficial interests in a trust (other than a Trust Account), shares, interests, rights to purchase or acquire, warrants, options, participations, Certificates of Indebtedness, or other equivalents of or interest in (however designated) equity of such Person.

“Equity Sale” means any sale, transfer or other disposition of any capital stock or other Equity Interests in a Borrower by a Credit Party (but shall not include the issuance by any Credit Party of its own Equity Interests).

“Excluded Collateral” has the meaning set forth in the Security Agreement.

“Indebtedness” of any Person means, without duplication, (i) all Obligations and other indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees, (iii) the amount under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; such amount, for purposes of this clause (iv) being limited to the value of such property, (v) all capitalized lease obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under any interest rate swap agreement, (viii) all contingent obligations of such Person, and (ix) all synthetic lease obligations.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Installment Agreement” means a pre-need installment agreement between a Person and one or more individuals pursuant to which such Person has agreed to provide for and sell to such individual(s) cemetery services and/or cemetery property.

“Law” shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any governmental or regulatory authority.

“Lender Creditors” means, at any relevant time, the holders of Lender Obligations at such time, including, without limitation, the Lenders, the Swap Creditors, the Collateral Agent, the Administrative Agent and the other agents under the Credit Agreement.

“Lender Documents” means the Credit Agreement and the Credit Documents (as defined in the Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Lender Obligation and any other document or instrument executed or delivered at any time in connection with any Lender Obligation (including any intercreditor or joinder agreement among holders of Lender Obligations but excluding Secured Swap Contracts), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced and/or Refinanced from time to time.

“Lender Obligations” means (i) all Obligations outstanding under the Credit Agreement and the other Lender Documents, and (ii) all Swap Obligations. “Lender Obligations” shall in any event include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Lender Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the Collateral Agent, the Administrative Agent and the Lender Creditors after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding and (c) all obligations and liabilities of each Credit Party under each Lender Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due.

“Lenders” means the “Lenders” under, and as defined in, the Credit Agreement; provided that the term “Lender” shall in any event include each letter of credit issuer and each swingline lender under the Credit Agreement.

“Letter of Credit” has the meaning provided in the Credit Agreement.

“Letters of Credit Issuer” has the meaning provided in the Credit Agreement.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Loan Documents” shall mean the Lender Documents, the Secured Swap Contracts and the Noteholder Documents.

“Loan Parties” means the Administrative Agent, Lenders and the Noteholders.

“Majority Revolving Lenders” means Required Lenders, the sum of whose outstanding Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentage of outstanding Swingline Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of all Revolving Loan Commitments (or after the termination thereof, the sum of the then total outstanding Revolving

Loans and the aggregate RL Percentages of Required Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time), each of which as further defined in the Credit Agreement.

“Majority Term Lenders” means Required Creditors, the sum of whose outstanding Acquisition Obligations and Noteholder Obligations represent an amount greater than 50% of the sum of all Acquisition Obligations and Noteholder Obligations.

“Management Agreement” means any agreement pursuant to which any Person agrees to manage the operations of any Person in the business of providing cemetery services and/or cemetery property.

“Mandatory Prepayment Amount” means any proceeds of (a) an Asset Sale or Recovery Event, (b) the incurrence of any Indebtedness, or (c) the issuance of any Equity Interest, which, in any case, are required to be used under any Loan Document to prepay any Obligations.

“Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned by any Credit Party is granted to secure any Secured Obligations or under which rights or remedies with respect to any such Liens are governed.

“Non-Receivable Collateral” means all of Collateral other than the Receivable Rights.

“Noteholder Creditors” means, at any relevant time, the holders of Noteholder Obligations at such time, including, without limitation, the Noteholders, the Collateral Agent and any other agents under the Purchase Agreement.

“Noteholder Documents” means the Purchase Agreement, the Placement Notes, the Guarantee Agreement and each of the other agreements, documents and instruments providing for or evidencing any other Noteholder Obligation, and any other document or instrument executed or delivered at any time in connection with any Noteholder Obligation, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Purchase Agreement.

“Noteholder Obligations” means all Obligations outstanding under the Purchase Agreement, the Placement Notes and the other Noteholder Documents. “Noteholder Obligations” shall in any event include: (a) all interest (and any make-whole amount) accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Noteholder Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding; (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the Collateral Agent and the Noteholder Creditors after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding; and (c) all obligations and liabilities of each Credit Party under each Noteholder Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due.

“Noteholders” means the “Purchasers” under and as defined in the Purchase Agreement and the holders from time to time of the Placement Notes.

“Obligations” means any and all obligations (including guaranty obligations) with respect to the payment and performance of (a) any principal of or interest, make-whole amount or premium on any indebtedness, including any reimbursement obligation in respect of any letter of credit, or any other liability, including interest that accrues after the commencement of any Insolvency or Liquidation Proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such Insolvency or Liquidation Proceeding, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing any indebtedness (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on the Collateral), (c) any obligation to post cash collateral in respect of letters of credit or any other obligations, and (d) all performance obligations under the documentation governing any indebtedness.

“Permitted Liens” means Liens on the Collateral not prohibited under the terms of any Loan Document.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Placement Notes” has the meaning set forth in the background above.

“Pledge Agreement” means the Pledge Agreement, dated the date hereof, among the Credit Parties and the Collateral Agent, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“Pro Rata Basis” means, in relation to any amount, with respect to any applicable Secured Creditor sharing in such amount, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the aggregate unpaid principal amount of Secured Obligations owing to such Secured Creditor at the time outstanding (which shall include any make-whole amount), and the denominator of which shall be the aggregate unpaid principal amount of all such Secured Obligations owing to such Secured Creditors; provided that, for purposes of the determination of the Pro Rata Basis, a portion of the Current Swap Obligations shall be deemed to be principal in a ratio proportionate to the ratio of principal to all other Obligations representing the Secured Obligations swapped by the related Secured Swap Contract.

“Purchase Agreement” has the meaning set forth in the background above.

“Receivable Rights” means, as to any Borrower, all of such Borrower’s rights to the payment of a monetary obligation (excluding payments required to be deposited into Trust

Accounts, but including any rights to receive funds held in, distributed from or proceeds of any Trust Account on account of (i) funds requested from any Trust Account for services or merchandise which have not been received by a Borrower and are shown as a receivable on the balance sheet or books and records of the Partnership or such Borrower and (ii) income earned on funds in any Trust Account which have not been distributed to a Borrower and is shown as a receivable on the balance sheet or books and records of the Partnership or such Borrower), whether or not under any Installment Agreement, Management Agreement or Certificate of Indebtedness, whether or not earned by performance, and whether evidenced by an Account, Chattel Paper, Instrument, General Intangible, or otherwise, together with all other portions of the Collateral which, in the reasonable determination of the Collateral Agent, are related to the collection and performance of such rights to payment. Receivable Rights shall also include a portion of the proceeds of any Equity Sale equal to the portion of the Borrowing Base (as defined in the Credit Agreement) represented by amounts owing under Installment Agreements of such Borrower, as calculated on the date of such Equity Sale.

“Recovery Event” means the receipt by any Credit Party of any insurance or condemnation proceeds (other than proceeds from business interruption insurance) payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of such Credit Party, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Credit Party or (iii) under any policy of insurance.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Required Creditors” means, as to any request for consent or direction by the Required Creditors, Secured Creditors comprising holders of at least the majority of the then outstanding Secured Obligations.

“Required Holders” has the meaning provided in the Purchase Agreement.

“Required Lender Creditors” shall mean (i) at all times prior to the occurrence of the Discharge of Lender Obligations other than Swap Obligations, the Required Lenders (or, to the extent required by the Credit Agreement, each of the Lenders), and (ii) at all times after the occurrence of the Discharge of Lender Obligations other than Swap Obligations, the holders of at least the majority of the then outstanding Swap Obligations (determined by the Collateral Agent in such reasonable manner as is acceptable to it).

“Required Lenders” has the meaning provided in the Credit Agreement.

“Security Agreement” means the Security Agreement, dated the date hereof, among the Credit Parties and the Collateral Agent, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted securing any Secured Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“Secured Obligations” shall mean all Lender Obligations and Noteholder Obligations.

“Secured Swap Contracts” has the meaning set forth in the background above hereto.

“Setoff Amount” means any funds of a Credit Party which are setoff by a Secured Creditor against the Obligations.

“Swap Creditor” has the meaning set forth in the background above hereto.

“Swap Obligations” means all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon and all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such case, proceeding or other action) of each Credit Party owing to the Swap Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Swap Contract, whether such Secured Swap Contract is now in existence or hereafter arises, and the due performance and compliance by each Credit Party with all of the terms, conditions and agreements contained in any such Secured Swap Contract.

“Trust Account” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and maintained by a Borrower as required in accordance with applicable law for the purpose of receiving and administering amounts derived from the sale of (a) interests in real property or fixtures used in connection with the final disposition, memorialization, interment, entombment, or inurement of human remains and for administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments or (b) services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, lawn and mausoleum crypts, used in connection with the final disposition, memorialization, interment, entombment, or inurement of human remains.

“UCC” means the Uniform Commercial Code in effect on the date hereof and as amended from time to time, as enacted in the Commonwealth of Pennsylvania or in any state or states which, pursuant to the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania, has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that the definitions set forth above should be construed in their broadest sense so that Collateral will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.

“Working Capital Obligations” means all Lender Obligations other than Acquisition Obligations.

(b) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (vii) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder and (viii) underscored references to Sections or clauses shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.

ARTICLE II

INTERCREDITOR PROVISIONS

2.1 Standstill. The Lenders and the Noteholders hereby agree as between themselves as follows (it being acknowledged and agreed by the Credit Parties and the Collateral Agent that the provisions of this Section 2.1 are solely for the benefit of the Lenders and the Noteholders; may be amended by agreement of the Noteholders and the Lenders without need of consent of any other party; and shall not benefit or create any rights in favor of any of the Credit Parties or the Collateral Agent):

(a) Upon the occurrence of any event of default under any of the Noteholder Documents (other than as set forth in (c) below), the Noteholders shall not exercise any remedy that they may have under the Noteholder Documents to declare all or any portion of the Noteholder Obligations to be due and payable prior to their respective due dates or commence the exercise of any other rights or remedies unless at least 30 days have elapsed following written notice of such event of default having been given by any one or more of the Noteholders to each of the Lenders and the other Noteholders, unless the Required Lender Creditors otherwise consent. This provision shall not apply if the Lenders shall have, for any reason

(whether or not in breach of its agreement set forth in paragraph (b) of this Section 2.1) declared all or any portion of the Lender Obligations to be due and payable prior to their respective due dates, or if such obligations have been automatically accelerated pursuant to 12.1(a) of the Purchase Agreement.

(b) Upon the occurrence of any event of default under any of the Lender Documents (other than as set forth in (c) below), the Lenders shall not exercise any remedy that they may have under the Lender Documents to declare all or any portion of the Lender Obligations to be due and payable prior to their respective due dates or commence the exercise of any other rights or remedies unless at least 30 days have elapsed following written notice of such event of default having been given by any one or more of the Lenders to each of the Noteholders and the other Lenders, unless the Required Holders otherwise consent. This provision shall not apply if the Noteholders shall have, for any reason (whether or not in breach of its agreement set forth in paragraph (a) of this Section 2.1) declared all or any portion of the Noteholder Obligations to be due and payable prior to their respective due dates, or if such obligations have been automatically accelerated pursuant to 11 of the Credit Agreement.

(c) So long as the Discharge of all Secured Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Credit Party, the Collateral Agent shall have the exclusive right, and the Required Creditors shall have the exclusive right to instruct the Collateral Agent, to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral; provided, that: (i) no such instruction shall occur during any standstill period set forth above other than upon the direction of both (A) the Required Lender Creditors and (B) the Required Holders; (ii) after the standstill period set forth above, absent commencement of an Insolvency or Liquidation Proceeding, (A) the Majority Revolving Lenders shall have the exclusive right to make such instructions as to the Receivable Rights and (B) the Majority Term Lenders shall have the exclusive right to make such instructions as to the Non-Receivable Collateral; and (iii) (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Credit Party, each Secured Creditor may file a claim or statement of interest with respect to the Secured Obligations, (B) each Secured Creditor may take any action (not adverse to the Liens on the Collateral securing the Secured Obligations, or the rights of the Collateral Agent or the Secured Creditors to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Collateral, in each case in accordance with the terms of this Agreement, and (C) each Secured Creditor shall be entitled to file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Secured Creditor, including any claim secured by the Collateral, if any, in each case in accordance with the terms of this Agreement, in each case in accordance with the terms of this Agreement.

2.2 Prohibition on Contesting Liens. Each Secured Creditor agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any Security Document or any Obligation thereunder, (ii) the validity, perfection, priority or enforceability of the Liens, mortgages, assignments and security interests granted pursuant to the Security Documents or (iii) the relative rights and duties of the holders of the Secured Obligations granted and/or established in this Agreement or any other Security Document with respect to such Liens, mortgages, assignments, and security interests.

2.3 Amendments to Loan Documents. The provisions of this Agreement shall remain in full force and effect in accordance with its terms regardless of any amendment, modification or supplement to any Loan Document. Without limitation of the foregoing, this Agreement shall apply in accordance with its terms notwithstanding any increase, decrease, addition or change in the amount, nature, type or purpose of any Secured Obligations or any execution or delivery of any Loan Document from time to time; provided that the principal amount of (a) the Lender Obligations outstanding under the Credit Agreement and the Lender Documents shall not exceed (i) $25,000,000, in the aggregate principal amount outstanding at any time, for Acquisition Loans, and (ii) $12,500,000, in the aggregate principal amount outstanding at any time, for Revolving Credit Loans and (b) the Noteholder Obligations outstanding under the Purchase Agreement and the Noteholder Documents shall not exceed $80,000,000, in the aggregate principal amount outstanding at any time; provided however, that nothing herein shall be deemed to require the Lenders to increase any commitment under the Credit Agreement.

2.4 Certain General Intercreditor Matters.

(a) The provisions of Article V hereof apply solely to priorities of distributions resulting from realization under or with respect to (i) the Security Documents, (ii) Setoff Amounts and (iii) Mandatory Repayment Amounts, and not to the priorities of the Obligations. Nothing contained in this Agreement or in any Security Document is intended to effect a subordination of any Obligation to any other Obligation.

(b) The Secured Creditors hereby agree that, upon any realization under or with respect to (i) the Security Documents, (ii) Setoff Amounts and (iii) Mandatory Repayment Amounts (including but not limited to realization under or with respect to any of the Collateral or any collection or application of funds, by setoff or otherwise, on account of any Obligations owed under any direct or indirect guaranty which is a Security Document), the Secured Creditors shall share in the proceeds of such realization in the manner provided in Section 5.4, and if any Secured Creditor shall realize any funds on the Security Documents otherwise than pursuant to this Agreement, such Secured Creditor shall remit the same to the Collateral Agent, which shall apply the same as provided herein. Until such time as such Secured Creditor shall have complied with the provisions of the immediately preceding sentence, such Secured Creditor shall be deemed to hold such funds and the proceeds thereof in trust for the other Secured Creditors.

(c) This Agreement applies to realization under or with respect to (i) the Security Documents, (ii) Setoff Amounts and (iii) Mandatory Repayment Amounts, and nothing in this Agreement or in any Security Document, express or implied, shall be construed to require any Secured Creditor to share with any other Secured Creditor any collections received on account of Secured Obligations other than on account of (i) the Security Documents, (ii) Setoff Amounts and (iii) Mandatory Repayment Amounts. Each Secured Creditor agrees to promptly forward any Mandatory Repayment Amount or Setoff Amount it receives to the Collateral Agent for deposit into, and distribution from, the Collateral Account, in accordance with the terms of this Agreement.

ARTICLE III

THE COLLATERAL AGENCY

3.1 Appointment. Each of the Loan Parties hereby irrevocably appoints Fleet to act as Collateral Agent for each Secured Creditor under this Agreement and the Security Documents. The Loan Parties each hereby irrevocably authorize the Collateral Agent to take such action on behalf of each Secured Creditor under the provisions of this Agreement and the Security Documents, and to exercise such powers and to perform such duties, as are specifically delegated to or required of the Collateral Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Fleet hereby agrees to act as the Collateral Agent on the terms and conditions set forth in this Agreement and the Security Documents, subject to its right to resign as provided herein. Each Secured Creditor hereby irrevocably authorizes the Collateral Agent to execute and deliver each of the Security Documents and to accept delivery of such of the Security Documents as may not require execution by the Collateral Agent. Each Secured Creditor hereby agrees that the rights and remedies given to the Collateral Agent under the Security Documents shall be exercised exclusively by the Collateral Agent, and that no Secured Creditor shall have any right individually to exercise any such right or remedy, except to the extent, if any, otherwise expressly provided herein or therein.

3.2 Exercise of Powers. Subject to the other provisions of this Agreement, the Collateral Agent shall take any action of the type specified herein or in any Security Documents as being within the Collateral Agent’s rights, powers or discretion in accordance with directions from the Required Creditors (or, to the extent this Agreement or such Security Document specifically requires the consent or direction of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of any such instructions, the Collateral Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take such action, to the extent not inconsistent with directions by the Required Creditors, unless this Agreement or such Security Document specifically requires the consent or direction of the Required Creditors (or some other Person or set of Persons), in which case the Collateral Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all of the Secured Creditors. The Collateral Agent shall not have any liability to any Person as a result of (a) the Collateral Agent acting or refraining from acting in accordance with the directions of the Required Creditors (or other applicable Person or set of Persons), (b) the Collateral Agent refraining from acting in the absence of instructions to act from the Required Creditors (or other applicable Person or set of Persons), whether or not the Collateral Agent has discretionary power to take such action, or (c) the Collateral Agent taking discretionary action it is authorized to take under this Section 3.2 (subject, in the case of this clause (c) to the provisions of Section 6.2).

ARTICLE IV

SHARED SECURITY DOCUMENTS

4.1 General Relation to Security Documents.

(a) All of the powers, remedies and rights of the Collateral Agent as set forth in this Agreement may be exercised by the Collateral Agent in respect of any Security Document as though set forth in full therein and all of the powers, remedies and rights of the Collateral Agent as set forth in any Security Document may be exercised from time to time as herein and therein provided.

(b) This Agreement is intended to be supplemental to, and not in limitation of, the Security Documents, and the rights and remedies of the Collateral Agent contained herein and therein are intended to be cumulative. However, in the event of actual and irreconcilable conflict between the provisions hereof and the provisions of the Security Documents, the provisions of this Agreement shall be controlling. In addition, in the event of actual and irreconcilable conflict between the provisions hereof or any Security Document and the provisions of any other Loan Document, the provisions hereof or of the applicable Security Document shall be controlling.

4.2 Power of Attorney. Each Credit Party hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Credit Party or the name of such attorney-in-fact, from time to time in the Collateral Agent’s discretion, for the purpose of signing documents and taking other action as the Collateral Agent may reasonably deem necessary or appropriate to perfect and protect the Liens of the Collateral Agent in the Collateral or otherwise to accomplish the purposes hereof. This power of attorney is a power coupled with an interest, shall be irrevocable and shall not be subject to the limitations of Section 4.3 hereof. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Agreement or any Security Document to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of such Credit Party representing any dividend, payment or other distribution in respect of the Collateral and to give full discharge for the same.

4.3 Certain Rights After Event of Default. Each Credit Party hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Credit Party or otherwise, from time to time in the Collateral Agent’s discretion, so long as any event of default under any Loan Document has occurred and is continuing, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Agreement or any Security Document and to accomplish the purposes hereof and thereof and, without limiting the generality of the foregoing, such Credit Party hereby gives the Collateral Agent the power and right on behalf of such Credit Party, without notice to or further assent by such Credit Party, to do the following:

(a) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due upon, or in connection with, the Collateral;

(b) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and nonnegotiable instruments taken or received by the Collateral Agent as, or in connection with, the Collateral;

(c) to commence, prosecute, defend, settle, compromise or adjust any claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(d) to sell, transfer, assign or otherwise deal in or with the Collateral or any part thereof as fully and effectively as if the Collateral Agent were the absolute owner thereof; and

(e) to do, at its option and at the expense and for the account of such Credit Party, at any time or from time to time, all acts and things which the Collateral Agent deems necessary to protect or preserve the Collateral and to realize upon the Collateral.

4.4 Right to Initiate Judicial Proceedings. The Collateral Agent (a) shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by this Agreement and each Security Document and (b) may either after entry, or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Collateral under the judgment or decree of a court of competent jurisdiction. This Section 4.4 shall not be construed to limit any right or remedy otherwise available to the Collateral Agent under this Agreement, any Security Document or otherwise by Law to act without judicial proceedings.

4.5 Right to Appoint a Receiver. Upon the filing of a bill in equity or other commencement of judicial proceedings or other applicable action set forth in any Security Document to enforce the rights of the Collateral Agent under this Agreement or any Security Document, the Collateral Agent shall, to the extent permitted by Law and except to the extent (if any) expressly forbidden by a Security Document, without notice to any Credit Party or any party claiming through any Credit Party, without regard to the solvency or insolvency at the time of any Credit Party or any other Person then liable for the payment of any of the Secured Obligations, without regard to the then value of the Collateral, and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Collateral Agent) of the Collateral, or any part thereof, and of the rents, issues, tolls, profits, royalties, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment or as the applicable Security Document, as the case may be, shall confer, and to the entry of an order directing that the rents, issues, tolls, profits, royalties, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent, and each Credit Party irrevocably consents to the appointments of such receiver or receivers and to the entry of such order; provided, that notwithstanding the appointment of any receiver, the Collateral Agent shall be entitled to retain possession and control, for the benefit of the Secured Creditors, of all cash held by or deposited with it pursuant to this Agreement or any Security Document (other than Excluded Collateral required to be deposited into Trust Accounts).

4.6 Remedies Not Exclusive, etc.

(a) No remedy conferred upon or reserved to the Collateral Agent or any other Secured Creditor herein or in any Security Document or any Loan Document is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or in any Security Document or any Loan Document or now or hereafter existing at law or in equity or otherwise.

(b) No delay or omission by the Collateral Agent or any other Person to exercise any right, remedy or power hereunder or under any Security Document or any other Loan Document shall impair any such right, remedy or power or shall be construed to be a waiver thereof, and every right, power and remedy given by this Agreement, any Security Document or any other Loan Document to the Collateral Agent or any other Person may be exercised from time to time and as often as may be deemed expedient by the Collateral Agent or such other Person, as the case may be.

(c) If the Collateral Agent or any other Person shall have proceeded to enforce any right, remedy or power under this Agreement or any Security Document or any other Loan Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then each Credit Party, the Collateral Agent and the Secured Creditors shall, subject to any determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder or thereunder in all respects and, subject to any determination in such proceeding, thereafter all rights, remedies and powers of the Collateral Agent and every other Person shall continue as though no such proceeding had been taken.

(d) All rights of action and of asserting claims upon or under this Agreement and the Security Documents may be enforced by the Collateral Agent without the possession of any original or executed instrument evidencing or governing any Secured Obligation and without the production thereof at any trial or other proceeding relative to such claims, and any suit or proceeding instituted by the Collateral Agent shall be, subject to the provisions of this Agreement, brought in its name as Collateral Agent, and any recovery of judgment shall be held as part of the Collateral Account.

4.7 Certain Waivers.

(a) Each Credit Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance or enforcement of this Agreement or any Security Document, hereby waives all benefit or advantage of all such Laws, and covenants that it will not hinder, delay or impede under color of any such Law the execution of any power granted to the Collateral Agent in this Agreement or any Security Document but will suffer and permit the execution of every such power as though no such Law were in force.

(b) Each Credit Party, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or in any Security Document or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any Security Document, and consents and agrees that all the Collateral may at any such sale be offered and sold as an entirety. To the fullest extent permitted by Law, each Credit Party hereby waives any and all rights it may at any time have to require the Collateral Agent or any other Secured Creditor to exercise its rights and remedies under this Agreement, any Security Document any other Loan Document, any other agreement or instrument, at Law or in equity, as between different Persons or against any single Person in any particular order, method or manner.

(c) Each Credit Party waives, to the extent permitted by applicable Law, presentment, demand, protest and any notice of any kind (except notices expressly required hereunder or under any Security Document) in connection with this Agreement and the Security Documents and any action taken by the Collateral Agent with respect to the Collateral.

4.8 No New Liens. So long as the Discharge of any Secured Obligations has not occurred, the parties hereto agree that no Credit Party shall grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Secured Obligation unless it has also granted a Lien on such asset or property to secure all Secured Obligations equally and ratably in accordance with this Agreement. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Collateral Agent and/or the other Secured Creditors, the Secured Creditor benefiting from such new Lien agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 4.8 shall be subject to Section 5.4.

4.9 Limitation on Collateral Agent’s Duty in Respect of Collateral. Beyond its duties expressly provided herein or in any Security Document or under applicable law and its duty to account to the applicable Credit Party or Secured Creditors for moneys and other property received by it hereunder or under any Security Document, the Collateral Agent shall not have any duty to any Credit Party as to any other Collateral in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

4.10 Fees, Taxes, etc. The Credit Parties jointly and severally agree to pay any and all stamp, document, transfer, filing, recording, registration, excise or sales fees and taxes and all similar impositions and any and all reasonable Lien searches now or hereafter payable or determined in good faith by the Collateral Agent to be payable in connection with this Agreement, the Security Documents, or any other documents, instruments or transactions pursuant to or in connection herewith or therewith and agrees to hold the Collateral Agent and each other Secured Creditor harmless from and against any and all present or future claims or liabilities with respect to, or resulting from any delay in paying or omission to pay, any such fees, taxes or impositions. Such agreement extends, without limitation, to any and all taxes or other state documentary stamp or intangible tax with respect to the filing or recording of any financing statements or mortgages in connection herewith or in connection with any Security Document, regardless of whom such taxes are levied or assessed against. The obligations of the Credit Parties under this Section 4.10 shall survive the termination of the other provisions of this Agreement and the termination of any Security Document.

4.11 Maintenance of Liens. Each Credit Party at its expense will cause financing statements (and continuation statements with respect to such financing statements), and any mortgages or other appropriate instruments from time to time constituting Security Documents, to be recorded, published, registered and filed in such manner, at such times and in such places, and will pay all such recording, publishing, registration, filing or other taxes, fees and charges, and will do such other acts and things as may be reasonably required by the Collateral Agent from time to time to establish, perfect, maintain, preserve, and protect the Liens of the Security Documents as valid and perfected Liens on the Collateral covered thereby, prior to all other Liens (other than Permitted Liens).

4.12 Further Assurances. At any time and from time to time, upon the request of the Collateral Agent, and at the expense of the Credit Party, each Credit Party will promptly execute and deliver any and all such further instruments and documents and take such further actions as are necessary or reasonably requested to establish, confirm, maintain and continue and to perfect, or to protect the perfection of, the Liens created and intended to be created hereunder and under the Security Documents, and all assignments made or intended to be made pursuant thereto, or to obtain the full benefits of this Agreement and the Security Documents and of the rights and powers herein and therein granted, including, without limitation, the execution and delivery of any further deeds, conveyances, mortgages, assignments, security agreements, pledges and further assurances and the filing of any financing or continuation statements. Each Credit Party also hereby authorizes the Collateral Agent to file financing statements and continuation statements at any time with respect to any Collateral.

ARTICLE V

DISTRIBUTIONS

5.1 Collateral Account. The Collateral Agent shall establish one or more deposit accounts, titled in its own name as Collateral Agent hereunder (collectively, the “Collateral Account”). The Collateral Agent shall maintain the Collateral Account as agent hereunder, and the assets therein shall be segregated and not commingled with other assets of the Collateral Agent. The Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent and shall constitute Collateral hereunder. All right, title and interest in and to the Collateral Account, funds on deposit therein from time to time, all proceeds of the conversion thereof into cash, instruments, securities or other property, and all other proceeds thereof, shall vest in the Collateral Agent, for the benefit of the Secured Creditors, and each Credit Party hereby grants, conveys, assigns, pledges and transfers to the Collateral Agent, and grants to and creates in favor of the Collateral Agent a continuing Lien in, the foregoing. Each Credit Party hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid, perfected and of first priority, subject to no other Lien whatever other than Permitted Liens, and each Credit Party, jointly and severally, shall take or cause to be taken such actions and shall execute and deliver such instruments and documents as may be necessary, appropriate, or in the Collateral Agent’s reasonable judgment desirable to perfect or protect the Lien and security interest intended to be created hereby. The Credit Parties shall not create or suffer to exist any Lien on any amounts or investment held in the Collateral Account other than the Lien in favor of the Collateral Agent granted under this Section 5.1.

5.2 Investment. The Collateral Agent shall invest and reinvest moneys on deposit in the Collateral Account in Cash Equivalents in its own name as agent hereunder, and all such investments and the interest and income received thereon and the net proceeds on the sale or redemption thereof shall be held in the Collateral Account. The Collateral Agent may liquidate investments prior to maturity to make a distribution pursuant to Section 5.4 hereof.

5.3 Deposits. The Collateral Agent, the Credit Parties and the Secured Creditors each agree to deposit in the Collateral Account, or with the Collateral Agent, for deposit in the Collateral Account, (i) all funds required to be so deposited under any Security Document or any other Loan Document, (ii) all Mandatory Prepayment Amounts, and (iii) all Setoff Amounts. No other funds shall be deposited in the Collateral Account or commingled with funds in the Collateral Account. The Collateral Agent shall establish two separate subaccounts within the Collateral Account for each Credit Party, and the Collateral Agent shall deposit into the corresponding subaccounts all funds representing proceeds of (A) Receivable Rights and (B) Non-Receivable Collateral, to be deposited in the Collateral Account received from or on behalf of such Credit Party (including but not limited to proceeds of Collateral owned by such Credit Party). The Collateral Agent may establish such other subaccounts as it deems appropriate from time to time.

5.4 Distributions. The Collateral Agent shall make distributions from the Collateral Account (a) promptly upon receipt of any Setoff Amount, (b) as to any Mandatory Prepayment Amount, promptly upon receipt of evidence satisfactory to the Collateral Agent that (i) all Noteholders have irrevocably accepted or rejected the Borrowers’ related offer of prepayment in accordance with the terms of the Purchase Agreement or (ii) the Available Proceeds Prepayment Date (as defined in the Purchase Agreement on the date hereof) for the related prepayment has passed, and (c) from time to time in its reasonable discretion or when directed by the Required Creditors or at such other times as may be required by Law; provided, however, that the Collateral Agent shall have the right at any time to (A) apply monies held by it in the Collateral Account to the payment of due and unpaid Collateral Agent Obligations and (B) request certification in writing from the Secured Creditors as to amounts then outstanding or any other matters required by the Collateral Agent to make such distributions. All monies held by the Collateral Agent in the Collateral Account shall, to the extent available for distribution, be distributed by the Collateral Agent as follows:

First: to the Collateral Agent for any Collateral Agent Obligations due and unpaid upon such distribution date;

Second: to the Administrative Agent and the other Secured Creditors, pro rata, for any Obligations owing to any of them incurred in connection with any actions taken or expenses (x) incurred by them in their capacity acting as an agent for any other Secured Creditors under the Loan Documents or (y) of a similar nature to the Collateral Agent Obligations;

Third: as to any funds held in the Collateral Account representing proceeds of:

(a) Receivable Rights (or investments or proceeds thereof), first, to the Administrative Agent, for distribution to the Lenders in proportion to the respective amounts owing to each Lender on the outstanding Working Capital Obligations, until all such amounts are paid in full, and, second, on a Pro Rata Basis, to (i) the Noteholders and (ii) the Administrative Agent, for distribution to the Lenders and Swap Creditors, until, in each case, all such amounts are paid in full;

(b) Non-Receivable Collateral (or investments or proceeds thereof) other than any proceeds of the incurrence of any Indebtedness or the issuance of any Equity Interest, first, on a Pro Rata Basis, to pay Noteholder Obligations and Acquisition Obligations, to (i) the Noteholders (in proportion to the respective amounts owing to each Noteholder) and (ii) the Administrative Agent, for distribution to the Lenders and Swap Creditors, in proportion to the respective amounts owing to each Lender and Swap Creditor on the outstanding Acquisition Obligations, until, in each case, all such amounts are paid in full, and, second, to the Administrative Agent, for distribution to the Lenders in proportion to the respective amounts owing to each Lender on the outstanding Working Capital Obligations, until all such amounts are paid in full; and

(c) any proceeds of the incurrence of any Indebtedness or the issuance of any Equity Interest, on a Pro Rata Basis to the Secured Creditors, until all Secured Obligations amounts are paid in full,

in each case to be applied, first, to outstanding amounts other than those attributable to principal owing to each Secured Creditor receiving such payment, and second, to amounts attributable to principal; and

Finally: if all Secured Obligations shall have been paid in full in cash, all commitments to extend credit under the Lender Documents shall have been terminated irrevocably, and all outstanding Letters of Credit shall have been cancelled, any surplus then remaining shall be paid to the applicable Credit Party or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

5.5 Calculations. In making the determinations and allocations required by Section 5.4 hereof, the Collateral Agent may rely upon written information supplied by each Secured Creditor as to the amounts owing to such Secured Creditor that are described in item “Fourth” above. The Collateral Agent shall have no liability to any Secured Creditor for actions taken in reliance on such information. All distributions made by the Collateral Agent pursuant to Section 5.4 hereof shall be final as against the Collateral Agent (subject to any decree of any court of competent jurisdiction), and the Collateral Agent shall have no duty to inquire as to the application by any Secured Creditor of any amounts distributed to them.

5.6 Application of Monies.

(a) Each Secured Creditor agrees to apply monies distributed under Section 5.4 hereof to satisfaction of the corresponding obligation described therein. In the case of any Secured Obligations in the form of Contingent Reimbursement Obligations with respect to Letters of Credit, and in addition to matured reimbursement obligations resulting from actual draws under Letters of Credit, the Letter of Credit Issuer may, for purposes of this Agreement and the distribution of monies pursuant to Section 5.4 hereof, treat the amount of such Contingent Reimbursement Obligations to be “due and payable” on any distribution date if, pursuant to the Credit Agreement, the Administrative Agent has declared (or there shall automatically have been declared) all amounts owing to the Lenders under the Credit Agreement to be immediately due and payable. If the Letter of Credit Issuer receives any distribution on account of any such Contingent Reimbursement Obligation, it shall apply the same to, or hold the same as collateral for, the related Letter of Credit in accordance with the terms of the Credit Agreement.

(b) All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under the Credit Agreement for the account of the Lender Creditors, and (y) if to the Swap Creditors or the Noteholders, to the trustee, paying agent or other similar representative for such Swap Creditors or Noteholders of which such Swap Creditors or Noteholders advise the Collateral Agent of in writing, or, in the absence of such a representative, directly to such Swap Creditors or Noteholders.

(c) For purposes of applying payments received in accordance with this Article V, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement, and (ii) any representative for the Swap Creditors or the Noteholders, or, in the absence of such a representative, upon the Swap Creditors or the Noteholders, as applicable, for a determination (which the Administrative Agent, each representative for any Secured Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent).

ARTICLE VI

THE COLLATERAL AGENT

6.1 General Nature of Duties. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents, and no implied duties or responsibilities on the part of the Collateral Agent shall be read into this Agreement or any Security Document or shall otherwise exist. The duties and responsibilities of the Collateral Agent shall be administrative in nature, and the Collateral Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Secured Creditor. The Collateral Agent is and shall be solely the agent of the Secured Creditors. The Collateral Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any Credit Party or any Person other than the Secured Creditors. The Collateral Agent shall be under no obligation to take any action hereunder or under any Security Document if the Collateral Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any Security Document, or may require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

6.2 General Exculpation. Notwithstanding any other provision hereof or of any Security Document, but subject to Section 6.5 hereof, the Collateral Agent shall not be liable to any Credit Party, any Secured Creditor or any other Person for any action taken or omitted to be taken by it hereunder or under any Security Document or in connection herewith or therewith unless caused by its own gross negligence or willful misconduct.

6.3 Certain Disclaimers. The Collateral Agent shall not be responsible to any Secured Creditor for: (a) the execution, delivery, effectiveness, genuineness, validity, enforceability or adequacy of this Agreement or any Security Document, (b) any recital, report, statement, document, certificate, warranty or representation made by or on behalf of any Person other than the Collateral Agent contained herein or therein or given or made in connection herewith or therewith, (c) the validity, enforceability, perfection, recordation, continued perfection or recordation, priority, adequacy or value, now or at any time in the future, of any security purported to be afforded hereby or by any of the Security Documents or (d) insuring the Collateral or paying any taxes, charges or assessments or discharging Liens on any Collateral. The Collateral Agent shall be under no obligation to any Secured Creditor to ascertain, inquire or give any notice relating to (x) the performance or observance by any Credit Party or any other Person of the terms or conditions of this Agreement, any Security Document or any Loan Document, (y) the business, operations or condition (financial or otherwise) of any Credit Party or any other Person or (z) the existence or possible existence of default or event of default under any Security Document or other Loan Document. The Collateral Agent shall not be deemed to have any knowledge or notice of the occurrence of any event of default under any Security Document or other Loan Document unless the Collateral Agent has received notice from a Credit Party or Secured Creditor referring to this Agreement, describing such event of default, and stating that such notice is a “notice of default.”

6.4 Right to Require Indemnity. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder or under any Security Document, at the direction of the Required Creditors or another Person or set of Persons, unless it shall first be indemnified to its reasonable satisfaction by the Secured Creditors or by such Person or set of Persons against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (including without limitation any expenses incurred by the Collateral Agent pursuant to Section 6.6(c) hereof).

6.5 Delegation of Duties. The Collateral Agent may execute any of its duties as Collateral Agent hereunder or under any Security Document by or through agents and attorneys-in-fact and shall not be answerable for the default or misconduct of any such agents or attorneys-in-fact selected by it pursuant to its reasonable business judgment, except as to money or securities received by it or its authorized agents. The Collateral Agent may hold securities pledged to it under any Security Document in the name of a nominee, including without limitation in the name of any affiliate of the Collateral Agent.

6.6 Reliance, etc.

(a) Whenever in the administration of duties under this Agreement or the Security Documents the Collateral Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Credit Party or any other Person in connection with the taking, suffering or omitting of any action hereunder or thereunder by the Collateral Agent, such matter (unless other evidence with respect thereof be herein specifically prescribed) may be provided or established by a certificate of such Credit Party or any other Person delivered to the Collateral Agent, and in the absence of its gross negligence or willful misconduct the Collateral Agent may conclusively rely thereon.

(b) The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper, document, telephone conversation or other communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons (whether or not made in the manner specified herein or in the applicable Security Documents). In the absence of its gross negligence or willful misconduct, the Collateral Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement or any Security Document.

(c) The Collateral Agent may consult with legal counsel (including in-house counsel), independent public accountants and any other experts selected by it concerning all matters pertaining to its duties hereunder and under the Security Documents and the Collateral Agent shall not be liable for any action taken or omitted to be taken in good faith, in reliance on advice of such counsel, accountants or experts.

(d) The Collateral Agent shall be under no obligation or duty to take any action hereunder or under any Security Document if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, unless it is first fully indemnified to its satisfaction against such tax, or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified, or (iii) shall conflict with any provision of Law or of this Agreement or any Security Document.

6.7 Representations, etc. Each Secured Creditor expressly acknowledges (a) that the Collateral Agent has not made any representations or warranties to it, except as expressly set forth herein, and that no act by the Collateral Agent taken heretofore or hereafter, including without limitation any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Secured Creditor; (b) that it has made and will make its own independent investigation of the financial condition and affairs (including, without limitation, investigation and examination of any agreements or instruments pertaining to the transactions contemplated by the Security Documents and the Loan Documents), and its own appraisal of the credit-worthiness of the Credit Parties; and (c) that it has made its own independent investigation and evaluation of the legal matters relating to this Agreement, the Security Documents and the Loan Documents.

6.8 Disclosure. The Collateral Agent shall promptly furnish to each Loan Party, in accordance with the notice provisions of Section 7.2, all notices and other material written information pertaining to the Collateral received by the Collateral Agent pursuant to this Agreement or any the Security Document.

6.9 Collateral Agent in Individual Capacity. The Collateral Agent and its affiliates may, without liability to account, make loans to, accept deposits from, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Credit Parties and their respective stockholders, subsidiaries and affiliates as though it were not acting as Collateral Agent hereunder.

6.10 Moneys to be Held As Agent. All moneys received by the Collateral Agent under or pursuant to any provision of this Agreement or any Security Document shall be held by it as agent for the purposes for which they were paid or are held. The Collateral Agent shall not, except as otherwise provided herein, be liable for any interest thereon.

6.11 Responsible Parties. The Collateral Agent may deem and treat each Secured Creditor named herein (or in any other Loan Document provided to the Collateral Agent) as the Secured Creditor hereunder and under the Security Documents for all purposes hereof unless and until written notice of the permitted assignment or transfer of such Secured Creditor’s rights hereunder and thereunder shall have been filed with the Collateral Agent. Any request, instruction, authority or consent of any Person who at the time of making such request or giving such instruction, authority or consent is a Secured Creditor hereunder shall be conclusive and binding on any subsequent successor, assignee or transferee.

6.12 Intentionally Omitted.

6.13 Expenses. The Credit Parties hereby jointly and severally agree to pay or cause to be paid and to save the Collateral Agent harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel and all other professional, accounting, evaluation and consulting costs) incurred by the Collateral Agent from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement or any Security Document or other instruments or documents related hereto or thereto, (ii) any amendments, modifications, waivers or consents (whether or not ultimately entered into or granted) hereto or thereto, (iii) the enforcement or preservation of rights hereunder or thereunder (including but not limited to any such costs or expenses arising from or relating to (x) the protection, collection, lease, sale, taking possession of, preservation of, or realization under or with respect to, any Collateral or the Collateral Agent’s Lien thereon, including without limitation advances for storage, insurance premiums, transportation charges, taxes, filing fees and the like, (y) collection or enforcement of any other amount owing hereunder or thereunder by the Collateral Agent, and (z) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or any other Security Document or any other agreement or instrument related hereto or thereto). The agreements contained in this Section 6.13 shall survive the termination of this Agreement and the Security Documents.

6.14 Indemnity. The Credit Parties hereby jointly and severally agree to reimburse and indemnify the Collateral Agent, its affiliates, and their respective directors,

officers, employees, attorneys and agents (“Collateral Agent Indemnified Parties”), and each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Collateral Agent Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Collateral Agent Indemnified Party shall be designated a party thereto) which may be imposed on, incurred by or asserted against any of them in any way relating to or arising out of this Agreement, any Security Document or any agreement or instrument in connection therewith or the matters referred to herein or therein, or the administration or enforcement hereof or thereof, or any action taken or omitted by the Collateral Agent hereunder or thereunder; provided, however, that the Credit Parties shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Collateral Agent Indemnified Party, as finally determined by a court of competent jurisdiction. The agreements contained in this Section 6.14 shall survive the termination of this Agreement and the Security Documents.

6.15 Indemnification by Secured Creditors. Each Secured Creditor hereby agrees to reimburse and indemnify each Collateral Agent Indemnified Party (to the extent such Collateral Agent Indemnified Party is not reimbursed by the Credit Parties and without limitation of the obligation of the Credit Parties to do so), pro rata according to the respective amounts of Secured Obligations owing to each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for such Collateral Agent Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Collateral Agent Indemnified Party shall be designated a party thereto) which may be imposed on, incurred by or asserted against any of them in any way relating to or arising out of this Agreement, any Security Document or any agreement or instrument in connection therewith or the matters referred to herein or therein, or the administration or enforcement hereof or thereof, or any action taken or omitted by the Collateral Agent hereunder or thereunder; provided, however, that no Loan Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Collateral Agent Indemnified Party. The agreements contained in this Section 6.15 shall survive the termination of this Agreement and the Security Documents.

6.16 Collateral Agent Obligations. Notwithstanding anything to the contrary in this Agreement, the Collateral Agent shall have the right to apply any of the funds held by the Collateral Agent in the Collateral Account to Collateral Agent Obligations.

6.17 Successor Collateral Agent.

(a) The Collateral Agent may resign at any time by giving at least 30 days prior written notice thereof to each Loan Party and the Credit Parties. Upon the occurrence and during the continuance of any event of default under any of the Loan Documents, the Required Creditors may remove the Collateral Agent upon not less than 30 days prior written notice thereof to the Collateral Agent, each Loan Party and the Credit Parties. Such resignation or removal shall be effective on the date specified in such notice and, on such date, the resigning or removed Collateral Agent shall be automatically discharged from its duties under this Agreement and the other Loan Documents without requirement of any further action by such resigning or removed Collateral Agent. Upon any such resignation or removal, the Required Creditors shall have the right to appoint a successor Collateral Agent (subject to the approval of the Credit Parties so long as no default or event of default exists under any Loan Document, such approval not be unreasonably withheld or delayed). If no successor Collateral Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after such notice of resignation or removal, then the resigning or removed Collateral Agent, on behalf of the Secured Creditors, may, but shall not be obligated to, appoint a successor Collateral Agent. If no successor Collateral Agent shall be appointed and shall have accepted such appointment within thirty (30) days after such notice of resignation or removal, any Secured Creditor may apply to any court of competent jurisdiction to appoint a successor Collateral Agent until such time, if any, as a successor Collateral Agent shall have been appointed as provided in this Section 6.17. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed by the Loan Parties as provided in this Section 6.17.

(b) Any successor Collateral Agent shall be either a Lender or a commercial bank or trust company organized under the Laws of the United States of America or any state thereof and having a combined capital and surplus of at least $500,000,000.

(c) Upon the acceptance by a successor Collateral Agent of its appointment as Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, duties, authority and title of the retiring Collateral Agent in its capacity as such, without any further act, deed or conveyance; but such predecessor Collateral Agent shall nevertheless, on the request of any Credit Party, any Loan Party or the successor Collateral Agent from time to time, execute and deliver instruments transferring and confirming to such successor all the properties, rights, powers, duties, authority and title of such predecessor, and shall deliver all securities and moneys held by it or them to such successor agent or agents. After any Collateral Agent’s resignation hereunder as Collateral Agent, the Collateral Agent shall be discharged from its duties under this Agreement and the Security Documents in its capacity as Collateral Agent, but the provisions of this Article V shall continue to inure to its benefit as to any actions taken or omitted by it while it was Collateral Agent under this Agreement and the Security Documents. If and so long as no successor Collateral Agent shall have been appointed, then any notice or other communication required or permitted to be given by the retiring Collateral Agent shall be sufficiently given if given by the Loan Parties acting jointly and all notices or other communications required or permitted to be given to the retiring Collateral Agent shall be given to the Loan Parties.

(d) Notwithstanding any other provision of this Agreement or the Security Documents to the contrary, neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Creditor for any action taken or omitted to be taken by it or them under or in connection with this Section 6.17.

(e) Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, shall be the successor of the Collateral Agent hereof.

6.18 Co-Collateral Agent. If the Collateral Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Secured Creditors, the parties hereto shall (subject to their approval so long as they are not in default under any Loan Document, such approval not be unreasonably withheld or delayed) execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the reasonable opinion of the Collateral Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Collateral Agent, to act as co-Collateral Agent or agent with respect to any part of the Collateral, with such powers of the Collateral Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Collateral Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Collateral Agent under this Agreement or any Security Document.

6.19 Delivery of Documents. On the date hereof the Credit Parties shall deliver to the Collateral Agent true and complete copies of all material Loan Documents. The Credit Parties shall, promptly upon the execution thereof, deliver to the Collateral Agent a true and complete copy of any and all Security Documents and all material amendments, modifications or supplements to the Loan Documents.

ARTICLE VII

MISCELLANEOUS

7.1 Amendments, Supplements and Waivers. With the prior written consent of each of the Required Creditors, or as otherwise expressly permitted under the Security Documents and other Loan Documents, the Collateral Agent and the applicable Credit Parties may from time to time enter into amendments, modifications or supplements to this Agreement or any Security Document for the purpose of amending, adding to, or waiving any provisions of, this Agreement or any Security Document, releasing any Collateral (except as otherwise set forth in Section 2.1 hereof), releasing or limiting the obligations of any Credit Party under any Security Document, or changing in any manner the rights of the Collateral Agent, any Secured Creditor or any Credit Party hereunder or thereunder. The Collateral Agent shall enter into such agreements from time to time as directed by the Loan Parties, and only as so directed; provided, that the Collateral Agent shall not be required, without its consent, to enter into any amendment of Article V hereof or any amendment which would materially enlarge its duties or responsibilities (or lessen the protections afforded to it) hereunder or under the Security Documents. Any such amendment, modification or supplement made in accordance with this Section 7.1 shall be binding upon each Credit Party and each Secured Creditor and their respective successors and assigns. No amendment, modification or supplement relating hereto or to any Security Document shall be effective unless in writing manually signed by or on behalf of the party to be charged therewith (it being understood that any such amendment, modification or supplement signed by the Collateral Agent shall be binding upon each Secured Creditor as aforesaid). The Collateral Agent shall furnish each Loan Party with a fully executed or conformed copy of any such amendment, modification, supplement or waiver promptly after the effectiveness thereof.

7.2 Notices. Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively “notices”) given or made under this Agreement or any Security Document shall be given in writing (including telexed and facsimile communications) and shall be sent by first-class mail, nationally-recognized overnight courier, telex or facsimile transmission (with confirmation in writing mailed first-class or sent by such an overnight courier) or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to a Secured Creditor shall be effective when received. Any such properly given notice to a Credit Party shall be effective upon the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile transmission communication, one Business Day after delivery to a nationally-recognized overnight courier, five Business Days after deposit in the mail, or when telephoned (to the extent that notice is permitted by telephone).

7.3 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Collateral Agent or any other Secured Creditor in exercising any right, power or privilege hereunder or under any Security Document, any Loan Document, or any other documents or instruments pursuant to or in connection herewith shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Collateral Agent and each other Secured Creditor under this Agreement, the Security Documents, the Loan Documents and all other agreements and instruments pursuant to or in connection herewith or therewith are cumulative and not exclusive of any rights or remedies which any of them would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Collateral Agent of any breach or default under, or term or condition of, this Agreement or any Security Document shall be in writing and shall be effective only to the extent specifically set forth in such writing.

7.4 Severability. The provisions of this Agreement and of the Security Documents are intended to be severable. If any provision of this Agreement or any Security Document shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof or thereof in any jurisdiction. Where, however, such invalidity or unenforceability may be waived, it is hereby waived by each Credit Party to the fullest extent permitted by Law, to the end that this Agreement and the Security Documents shall be valid and binding agreements enforceable in accordance with their terms.

7.5 Prior Understandings. This Agreement and the Security Documents supersede all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

7.6 Survival. All representations and warranties of each Credit Party contained herein or in any Security Document or made in connection herewith or therewith shall be deemed to have been relied upon by the Collateral Agent and the other Secured Creditors and shall survive the execution and delivery of this Agreement and the Security Documents, any knowledge of or investigation by the Collateral Agent or any other Secured Creditor, and all other events and conditions whatever. All statements in any financial statement, certificate, document or instrument from time to time delivered by or on behalf of any Credit Party under or in connection with this Agreement or any Security Document shall be deemed to constitute representations and warranties by such Credit Party.

7.7 Counterparts. This Agreement and any Security Document may be executed in any number of counterparts and by the different parties hereto or thereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

7.8 Termination of Liens. Except as otherwise provided in any Security Document, upon payment in full of all Secured Obligations (other than indemnification obligations for which no claim is made), termination of the obligations of each Lender Creditor to extend credit under the Lender Documents, and expiration of all letters of credit issued by any Lender Creditor under the Lender Documents and all Secured Swap Contracts, the Liens created hereby and by the Security Documents shall terminate. Except as otherwise provided in any Security Document, upon such termination, the Collateral Agent will, at the expense of the Credit Parties, redeliver and reassign to the Credit Parties any remaining Collateral in its possession and take all action necessary to terminate the Lien of the Collateral Agent in the Collateral.

7.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (and the Collateral Agent Indemnified Parties), and their respective successors and permitted assigns, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Secured Creditor and no Secured Creditor may assign or otherwise transfer any of its rights or obligations hereunder except (a) to the extent such transfer in accordance with terms of the applicable Loan Document and (b) upon delivery of a joinder or other agreement, reasonably satisfactory to the Collateral Agent, evidencing the transferee’s agreement to be bound by the terms and conditions of this Intercreditor Agreement (and any other attempted assignment or transfer by any party hereto shall be null and void).

7.10 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE COMMONWEALTH; PROVIDED THAT THE

ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH SECURED CREDITOR SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN THE CITY OF PHILADELPHIA, OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF THE COMMONWEALTH, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH SECURED CREDITOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH SECURED CREDITOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH SECURED CREDITOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

7.11 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.12 Several Obligations of Controlled-Non Profits. Nothing contained in this Agreement is intended to modify the limitations on the Obligations of any Controlled Non-Profit under any Loan Document, as such limitations are more fully described under Section 14.9(f) of the Credit Agreement and Section 23.1 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor and Collateral Agency Agreement as of the date first written above.

STONEMOR GP LLC

By:
Name: Title:

STONEMOR PARTNERS L.P.

By:
Name: Title:

STONEMOR OPERATING LLC

By:
Name: Title:

FLEET NATIONAL BANK in its capacity as a Lender, as Administrative Agent and as Collateral Agent

By:
Name: Title:

SOVEREIGN BANK

By:
Name: Title:

COMMERCE BANK, N.A.

By:
Name: Title:

[INSERT SIGNATURE BLOCKS FOR NOTEHOLDERS] [INSERT SIGNATURE BLOCK FOR OTHER BORROWERS]